Exhibit 99.1

LookSmart Reports Second Quarter 2006 Results

SAN FRANCISCO, Calif., August 3, 2006 — LookSmart (Nasdaq: LOOK; ASX: LOK), an online media and technology company, today announced financial results for the second quarter ended June 30, 2006.

David Hills, Chief Executive Officer, stated, “The second quarter marked LookSmart’s return to year-over-year revenue growth and continued operating improvements. Our ability to deliver these results while executing on a number of initiatives, including the successful launch of our new AdCenter, demonstrates our team’s ability to balance growth with financial discipline. This quarter also brought the addition of several new licensing customers, validating our technology and future product roadmap. We are growing more excited about our position and prospects each quarter and believe our focused approach towards steady growth and increasing gross margins will hasten our return to profitability.”

Quarterly Highlights

The Company’s GAAP results of operations include the impact of expensing stock options resulting from the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment”. The Company is using the modified prospective method under SFAS No. 123(R), and accordingly, has not restated the consolidated statements of operations for prior periods.

Revenue: Total revenue of $11.1 million in the second quarter of 2006 was within the Company’s previously stated guidance range, growing 6% from $10.5 million in the first quarter of 2006 and 9% from $10.2 million in the second quarter of 2005.

Key Advertising Metrics: Total paid clicks increased sharply to 87 million for the second quarter compared to 74 million in the preceding quarter. Average revenue per click (RPC), which included a greater percentage of run of site (ROS) advertising due to the increased paid click volumes, was $0.10 compared to $0.12 in the first quarter of 2006.

Traffic Acquisition Costs: Traffic acquisition costs (TAC) for LookSmart’s Ad Network were within the Company’s guidance range at 66% of Ad Network revenue in the second quarter, consistent with the first quarter of 2006.

Gross Margin: Gross margin increased to 35% in the second quarter of 2006 from 33% in the first quarter of 2006 due to growth in publisher services revenue and improved yield on LookSmart’s consumer sites.

Operating Expenses: Total operating expenses in the second quarter were $8.8 million, which includes $0.8 million of non-cash, share-based compensation charges. This compares to total operating expenses of $8.5 million in the first quarter of 2006, which included $0.3 million of non-cash, share-based compensation charges, and to $9.5 million in the second quarter of 2005, which included $1.9 million of non-cash restructuring charges. Exclusive of the non-cash, share-based compensation charges, non-GAAP operating expenses decreased from $8.2 million to $8.0 million on a sequential basis.

Net Loss: Net loss for the second quarter of 2006, which includes $0.8 million of non-cash, share-based compensation charges, was $4.4 million, or $0.19 per share. This compares to net loss in the preceding quarter of $4.5 million, or $0.20 per share, which included $0.3 million of non-cash, share-based compensation charges, and to net loss in the second quarter of 2005 of $5.4 million, or $0.24 per share, which included $1.9 million of non-cash restructuring charges. Exclusive of the non-cash, share-based compensation charges, non-GAAP net loss was $3.6 million, or $0.16 per share, an improvement of $0.6 million on a sequential basis due to gross margin improvement and stringent cost management.

The Company uses these non-GAAP measures for Operating Expenses and Net Loss internally to track its business operating results and cash-based expense management efforts, plan its operations and evaluate management’s performance and believes that these non-GAAP measures are a meaningful indicator to investors of the underlying performance of LookSmart’s business operations.

Cash: Total cash, cash equivalents and short-term/long-term investments decreased $2.8 million to $43.1 million at June 30, 2006 from $45.9 million at March 31, 2006.

Unique Visitors: Total unique visitors to the Company’s network of owned sites were 10 million at the end of the second quarter compared to 12 million at the end of the prior quarter. As part of LookSmart’s ongoing optimization efforts on its consumer sites, audience is expected to fluctuate month to month but to increase over time.

New Publishing Customers: Several new publishers are now licensing LookSmart’s private-labeled hosted AdCenter, including Active Athlete Media, Krugle.com, Mainstream Advertising/NBC Search and Reed Business Information. These customers join a growing roster of licensees for various LookSmart publisher products.

Financial Outlook

LookSmart provides the following outlook on a GAAP basis, including the impact of the adoption of SFAS No.123(R). For the third quarter ending September 30, 2006:

•	Revenue is expected to increase 6% to 8% from the second quarter of 2006.

•	Ad Network TAC is expected to remain in the range of 63% to 66%.

•	Gross margin is expected to increase to approximately 36%.

•	Operating expenses are expected to remain relatively consistent with second quarter 2006 levels.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET (7:00 a.m. Australian ET, August 4, 2006) to discuss its financial results. To listen to the call from the U.S., dial 1-800-240-6709; from Australia, dial 1-800-032-175. The call will also be available live by webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/.

About LookSmart

LookSmart is an online media and technology company specializing in vertical search. The company provides relevant content, advertising and technology solutions for consumers, advertisers and publishers. LookSmart’s owned and operated vertical search sites are where customers look for what they need. The Company’s sites and web tools offer essential search results with the ability to find, save and share articles. In addition to owned and operated properties, LookSmart’s distribution network includes selected, monitored syndicated publishers and search engine partners that maximize advertiser ROI. Distribution partners include CNET’s Search.com, Cox Interactive, InfoSpace (Dogpile, Webcrawler), Local.com, Simpli.com and Viacom. LookSmart offers a comprehensive and customizable set of syndicated solutions for publishers to grow their audience and advertiser relationships. Publisher solutions include Furl.net, a social bookmarking tool and a private-labeled, hosted AdCenter. LookSmart is based in San Francisco, California. For more information on LookSmart, visit http://www.looksmart.com or call 415-348-7500.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our third quarter financial and operating results and our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may fail to preserve our expertise in search, online advertising and social bookmarking product development, that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms, that we may be unable to grow sources of revenue other than our listings revenue, that we may be unable to increase growth in our owned-and-operated sites, that we may be unable to attain or maintain customer acceptance of our publisher services products, that changes in the distribution network composition may lead to decreases in traffic volumes, that we may be unable to improve our match rate, average CPC, conversion rate or other advertiser metrics, that we may be unable to achieve operating profitability, or that we may have unexpected increases in costs and expenses. In addition, you should read the risk factors detailed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

“LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contacts:

Alex Wellins or Jennifer Jarman

The Blueshirt Group

415-217-7722

alex@blueshirtgroup.com; jennifer@blueshirtgroup.com

(Tables to follow)

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$29,708	$33,436
Short-term investments	12,451	17,871

Total cash, cash equivalents and short-term investments	42,159	51,307
Trade accounts receivable	3,335	2,781
Prepaid expenses	520	443
Other current assets	620	569

Total current assets	46,634	55,100
Long-term investments	992	—
Property and equipment, net	5,067	5,503
Security deposits and other assets, net	3,105	2,464
Intangible assets, net	4,354	5,519
Goodwill	14,422	14,422

Total assets	$74,574	$83,008

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,830	$1,629
Accrued expenses and other current liabilities	4,778	4,865
Deferred revenue and customer deposits	1,938	2,047
Current portion of long-term liabilities	1,471	1,530

Total current liabilities	10,017	10,071
Other long-term liabilities, net of current portion	3,814	4,486

Total liabilities	13,831	14,557
Total stockholders’ equity	60,743	68,451

Total liabilities and stockholders’ equity	$74,574	$83,008

	—	—

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$11,130	$10,225	$21,673	$22,226
Cost of revenues	7,251	6,620	14,339	14,912

Gross profit	3,879	3,605	7,334	7,314
Operating expenses:
Sales and marketing	2,096	1,714	3,865	3,349
Product development	4,094	4,332	8,378	9,097
General and administrative	2,570	1,539	4,970	3,721
Restructuring charges	—	1,879	—	1,904

Total operating expenses	8,760	9,464	17,213	18,071

Loss from operations	(4,881)	(5,859)	(9,879)	(10,757)
Non-operating income	482	426	961	904

Loss from continuing operations before income taxes	(4,399)	(5,433)	(8,918)	(9,853)
Income tax expense	—	(11)	—	(13)

Loss from continuing operations	(4,399)	(5,444)	(8,918)	(9,866)
Gain from discontinued operations, net of tax	—	28	—	110

Net loss	$(4,399)	$(5,416)	$(8,918)	$(9,756)

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.19)	$(0.24)	$(0.39)	$(0.43)
Gain from discontinued operations, net of tax	—	—	—	—

Net loss	$(0.19)	$(0.24)	$(0.39)	$(0.43)

Weighted average shares outstanding used in per common share calculation	22,807	22,757	22,810	22,752